CERTIFICATE OF DETERMINATION
                      OF RIGHTS AND PREFERENCES OF THE
                      4% CONVERTIBLE PREFERRED STOCK OF
                       CET ENVIRONMENTAL SERVICES, INC.
                      PURSUANT TO SECTION  401(a) OF THE
                         CALIFORNIA CORPORATIONS CODE

     We, Steven H. Davis, the President, and Rick C. Townsend, the Secretary, of CET Environmental Services, Inc., a corporation organized and existing under the laws of the State of California (hereinafter the "Corporation"), DO HEREBY CERTIFY:

     FIRST: That they are the President and Secretary, respectively, of the Corporation.

     SECOND: That this Certificate of Determination establishes a series of Preferred Stock consisting of 2,000 shares of 4% Convertible Preferred Stock. None of the shares of this series have been issued.

     THIRD: That pursuant to authority expressly granted and vested in the Board of Directors of said Corporation by the provisions of the Articles of Incorporation, said Board of Directors adopted the following resolution determining the designations, powers, preferences and rights of its 4% Convertible Preferred Stock :

     RESOLVED: That the designations, powers, preferences and rights of the 4% Convertible Preferred Stock be, and hereby are, as set forth below:

          1. Number of Shares of 4% Convertible Preferred Stock. Of the 5,000,000 shares of authorized but unissued Preferred Stock, no par value ("Preferred Stock") of the Corporation, two thousand (2,000) shares shall be designated and known as "4% Convertible Preferred Stock."

          2.  Voting.

              (a) Each holder of outstanding shares of 4% Convertible Preferred Stock at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration shall be entitled to the number of votes equal to the number of whole shares of Common Stock, as hereinafter defined, into which the shares of 4% Convertible Preferred Stock held by such holder are convertible on the record date established for such meeting. Except as provided by law, by the provisions of Subparagraph 2(b) below, or by the provisions establishing any other series of Preferred Stock, holders of 4% Convertible Preferred Stock shall vote together with the holders of all other classes and series of securities of the Corporation as a single class.

              (b) The Corporation shall not amend, alter or repeal the preferences, special rights or other powers of the 4% Convertible Preferred Stock so as to affect adversely the 4% Convertible Preferred Stock, without the written consent or affirmative vote of the holders of at least 85% of the then outstanding shares of 4% Convertible Preferred Stock to be affected by amendment, alteration or repeal, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class. For this

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purpose, without limiting the generality of the foregoing, the authorization or issuance of any series of Preferred Stock with preference or priority over or on a parity with the 4% Convertible Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall be deemed to affect adversely the designated class of 4% Convertible Preferred Stock.

          3. Dividends. The holders of shares of 4% Convertible Preferred Stock shall be entitled to receive, before any cash dividend shall be declared and paid upon or set aside for the Common Stock in any fiscal year of the Corporation, only when, as and if declared by the Board of Directors of the Corporation out of funds legally available for that purpose, cumulative dividends payable in cash or Common Stock (at the sole election of the Corporation) in an amount per share for such fiscal year equal to $40.00. Such dividend shall be payable in equal quarterly installments on March 31, June 30, September 30 and December 31 of each year, commencing September 30, 1998. In the event that the Corporation shall elect to pay any such dividend payment in the form of Common Stock, such Common Stock shall be valued at the Market Price on the dividend declaration date, as defined in Paragraph 5 below.

          4. Liquidation. In the event of a voluntary or involuntary dissolution, liquidation, or winding up of the Corporation, the holders of shares of 4% Convertible Preferred Stock shall be entitled to receive out of the assets of the Corporation legally available for distribution to holders of its capital stock, before any payment or distribution shall be made to holders of Common Stock or any other class of stock ranking junior to 4% Convertible Preferred Stock, an amount per share equal to $1,000 (the "Stated Value") of such shares of 4% Convertible Preferred Stock plus all dividends which have accrued and are unpaid and therefore are in arrears. If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of 4% Convertible Preferred Stock shall be insufficient to permit payment to the holders of 4% Convertible Preferred Stock of the amount distributable as aforesaid, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of 4% Convertible Preferred Stock. Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of 4% Convertible Preferred Stock shall have been paid in full the amounts to which they shall be entitled, the remaining net assets of the Corporation may be distributed to the holders of stock ranking on liquidation junior to the 4% Convertible Preferred Stock. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the liquidation payments and the place where said liquidation payments shall be payable, shall be given by mail, postage prepaid or by telex or facsimile to non-U.S. residents, not less than 10 days prior to the payment date stated therein, to the holders of record of 4% Convertible Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation. For purposes hereof, the Common Stock shall rank on liquidation junior to the 4% Convertible Preferred Stock.

          5. Optional Conversion. The holders of shares of 4% Convertible Preferred Stock shall have the following conversion rights:

              (a) Right to Convert; Conversion Price. Subject to the terms, conditions, and restrictions of this Paragraph 5, the holder of any share or shares of 4% Convertible Preferred Stock shall have the right to convert each such share of 4% Convertible Preferred Stock (except that upon any liquidation of the Corporation, the right of conversion shall terminate at the close of business on the business day fixed for payment of the amount distributable on

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the 4% Convertible Preferred Stock) into an amount of shares of Common Stock equal to the Stated Value of such share or shares of 4% Convertible Preferred Stock divided by (i) the lowest closing price of the Common Stock, as reported by the American Stock Exchange (or the principal market for the Corporation s Common Stock if such Common Stock is not then listed on the American Stock Exchange) during the period of six trading days immediately preceding the date of conversion (the "Conversion Date") (the "Market Price"), after (ii) discounting the Market Price by fifteen percent (15%) to determine the conversion price (the "Conversion Price"). To illustrate, if the Market Price on the Conversion Date is $6.00 and 100 shares of 4% Convertible Preferred Stock are being converted, the Stated Value for which would be $100,000, then the Conversion Price shall be $5.10 per share of Common Stock ($6.00 x .85), whereupon the Stated Value of $100,000 of 4% Convertible Preferred Stock would entitle the holder thereof to convert the 100 shares of 4% Convertible Preferred Stock into 19,607 shares of Common Stock ($100,000 divided by $5.10 equals 19,607). However, in no event shall the Conversion Price be greater than 145% of Market Price on the Original Issuance Date, as defined in the next paragraph (the "Maximum Conversion Price"). In addition, if the Conversion Price on any Conversion Date is less than $6.00, then the Corporation shall have the option, upon receipt of a Conversion Notice from the holder, to pay the holder in shares of Common Stock as set forth above, or else, in whole or in part, in cash in an amount equal to (i) the closing price on the American Stock Exchange on the day prior to the Conversion Date multiplied by (ii) the number of shares of Common Stock which would otherwise be issuable to the holder upon such conversion. Such cash must be paid within five business days from the date of the Conversion Notice. Upon notice of the Company s election to pay such conversion in cash, the holder shall have the right to rescind such Conversion Notice.

              (b) Conversion Date. The holder of any share or shares of 4% Convertible Preferred Stock may not convert any of such shares for a period of at least one hundred twenty (120) calendar days following the date upon which the 4% Convertible Preferred Stock was originally issued (the "Original Issuance Date").

              (c) Notice of Conversion. The right of conversion shall be exercised by the holder thereof by giving written notice (the "Conversion Notice") to the Corporation, by facsimile or by registered mail or overnight delivery service, that the holder elects to convert a specified number of shares of 4% Convertible Preferred Stock representing a specified Stated Value thereof into Common Stock and, if such conversion will result in the conversion of all of such holder s shares of 4% Convertible Preferred Stock, by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the 4% Convertible Preferred Stock) at any time during its usual business hours on the date set forth in the Conversion Notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued. The Conversion Notice shall include therein the Stated Value of shares of 4% Convertible Preferred Stock to be converted, and a calculation (i) of the Market Price, (ii) the Conversion Price, and (iii) the number of shares of Common Stock to be issued in connection with such conversion.

              (d) Issuance of Certificates; Time Conversion Effected. Promptly, but in no event more than three business days, after the receipt of the Conversion Notice referred to in Subparagraph 5(c) and surrender of the

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certificate or certificates for the share or shares of 4% Convertible
Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock into which such shares of 4% Convertible Preferred Stock are converted. To the extent permitted by law, such conversion shall be deemed to have been effected as of the close of business on the date on which such Conversion Notice shall have been received by the Corporation, and at such time the rights of the holder of such share or shares of 4% Convertible Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby. Issuance of shares of Common Stock issuable upon conversion which are requested to be registered in a name other than that of the registered holder shall be subject to compliance with all applicable federal and state securities laws.

              (e) Fractional Shares; Dividends. No fractional shares shall be issued upon conversion of 4% Convertible Preferred Stock into Common Stock.
 All fractional shares shall be rounded down to the nearest whole share. Any accrued but unpaid dividends shall be paid upon conversion.

              (f) Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of 4% Convertible Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of 4% Convertible Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the conversion rights) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

              (g) Adjustments for Splits, Combinations, etc. The Conversion Price and the number of shares of Common Stock into which the 4% Convertible Preferred Stock shall be convertible shall be adjusted for stock splits, combinations, or other similar events. Additionally, an adjustment will be made in the case of an exchange of Common Stock, consolidation or merger of the Company with or into another corporation or sale of all or substantially all of the assets of the Company in order to enable the holder of 4% Convertible Preferred Stock to acquire the kind and the number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of Common Stock that might otherwise have been issued upon the conversion of the 4% Convertible Preferred Stock. No adjustment to the Conversion Price will be made for dividends (other than stock dividends), if any, paid on the Common Stock or for securities issued pursuant to exercise for fair value of options, warrants, or restricted stock.

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          6.  Mandatory Conversion.

              (a) Mandatory Conversion Date. If on June 30, 2001 (the "Mandatory Conversion Date"), there remain issued and outstanding any shares of 4% Convertible Preferred Stock, then the Corporation shall require all holders of shares of 4% Convertible Preferred Stock then outstanding to convert their shares of 4% Convertible Preferred Stock into shares of Common Stock at the then effective Conversion Price pursuant to Subparagraph 5(a). The Corporation shall provide written notice (the "Mandatory Conversion Notice") to the holders of shares of 4% Convertible Preferred Stock of such mandatory conversion. The Mandatory Conversion Notice shall include (i) the Stated Value of the shares of 4% Convertible Preferred Stock to be converted,
(ii) the Conversion Price on the Mandatory Conversion Date, and (iii) the number of shares of the Corporation's Common Stock to be issued upon such mandatory conversion at the then applicable Conversion Price.

              (b) Surrender of Certificates. On or before the Mandatory Conversion Date, each holder of shares of 4% Convertible Preferred Stock shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such Mandatory Conversion Notice (or an affidavit of lost certificate in form and content reasonably satisfactory to the Corporation), and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled. On the Mandatory Conversion Date, all rights with respect to the 4% Convertible Preferred Stock so converted, including the rights, if any, to receive notices and vote, will terminate. All certificates evidencing shares of 4% Convertible Preferred Stock that are required to be surrendered for conversion in accordance with the provisions hereof, from and after the Mandatory Conversion Date, shall be deemed to have been retired and cancelled and the shares of 4% Convertible Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Corporation may thereafter take such appropriate action as may be necessary to reduce the authorized 4% Convertible Preferred Stock accordingly.

          7.  Redemption of 4% Convertible Preferred Stock.

              (a) Right to Redeem 4% Convertible Preferred Stock. At any time, and from time to time, on and after the expiration of the earlier of (i) six months from the Original Issuance Date or (ii) closing of a registered primary offering of equity securities by the Corporation for cash, the Corporation may, in its sole discretion, but shall not be obligated to, redeem, in whole or in part, the then issued and outstanding shares of 4% Convertible Preferred Stock, at a price equal to the greater of (i) $1,350 per share of such 4% Convertible Preferred Stock or (ii) the closing price of the Common Stock into which such share of 4% Convertible Preferred Stock could be converted on the date of such notice (the "Redemption Price"). Any partial redemption shall be made on a pro rata basis.

              (b) Notice of Redemption. The Corporation shall provide each holder of record of the 4% Convertible Preferred Stock being redeemed with written notice of redemption (the "Redemption Notice") not less than 30 days prior to any date stipulated by the Corporation for the redemption of the 4% Convertible Preferred Stock (the "Redemption Date"). The Redemption Notice shall contain (i) the Redemption Date, (ii) the number of shares of 4% Convertible Preferred Stock to be redeemed from the holder to whom the Redemption Notice is delivered, (iii) instructions for surrender to the

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Corporation of the certificate or certificates representing the shares of 4%
Convertible Preferred Stock to be redeemed, and (iv) a procedure for the holder to specify the number of shares of 4% Convertible Preferred Stock to be converted into Common Stock pursuant to Paragraph 5.

              (c) Right to Convert 4% Convertible Preferred Stock upon Receipt of Redemption Notice. Upon receipt of the Redemption Notice, the recipient thereof shall have the option, at its sole election, to specify what portion of the 4% Convertible Preferred Stock called for redemption in the Redemption Notice shall be redeemed as provided in this Paragraph 7 or converted into Common Stock in the manner provided in Paragraph 5. If the holder of the 4% Convertible Preferred Stock called for redemption elects to convert any of such shares, then such conversion shall take place on the Redemption Date, in accordance with the terms of Paragraph 5.

              (d) Surrender of Certificates; Payment of Redemption Price. On or before the Redemption Date, each holder of the shares of 4% Convertible Preferred Stock to be redeemed shall surrender the required certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and upon the deposit of the Redemption Price with the Depository as set forth in the next paragraph, each such surrendered certificate shall be cancelled and retired. If a certificate is surrendered and all the shares evidenced thereby are not being redeemed, the Corporation shall issue new certificates to be registered in the names of the person(s) whose name(s) appear(s) as the owners on the respective surrendered certificates and deliver such certificate to such person(s).

              (e) Deposit of Redemption Price. On the Redemption Date in respect to any shares of 4% Convertible Preferred Stock, or prior thereto, the Corporation shall deposit with any bank or trust company having a capital and surplus of at least $50,000,000 or with its transfer agent for its Common Stock (the "Depository"), a sum equal to (i) the aggregate Redemption Price of all such shares called for redemption, less (ii) the aggregate Redemption Price for those shares of 4% Convertible Preferred Stock in respect of which the Corporation has received notice from the holder thereof of its election, pursuant to Subparagraph 7(c), to convert shares of 4% Convertible Preferred Stock into Common Stock. The Corporation shall provide instructions and authority to the Depository to pay, on or after the Redemption Date, the Redemption Price to the respective holders upon the surrender of their share certificates. The deposit of the Redemption Price by the Corporation with the Depository shall constitute full payment for the shares of 4% Convertible Preferred Stock to be redeemed, and from and after that date of the deposit, the redeemed shares shall be deemed to be no longer issued and outstanding, and the holders thereof shall cease to be holders with respect to such shares and shall have no rights with respect thereto, except the right to receive from the Depository payment of the Redemption Price, without interest, upon surrender of their certificates therefor. Any funds so deposited and unclaimed at the end of one year from the Redemption Date shall be released and delivered to the Corporation, after which the former holders of shares of 4% Convertible Preferred Stock called for redemption shall be entitled to receive payment of the Redemption Price in respect of their shares only from the Corporation. If the Corporation shall fail to deposit the funds for the aggregate Redemption Price with the Depository by the close of business on the Redemption Date, then the Redemption Notice shall be void, and the Corporation shall have no further right to redeem such shares at any later date.

          8.  Notices.  In case at any time:


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              (a)  the Corporation shall declare any dividend upon its Common
Stock payable in cash or stock or make any other pro rata distribution to the holders of its Common Stock; or

              (b) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights; or

              (c) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into, or a sale of all or substantially all its assets to, another entity or entities; or

              (d) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

          then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, or by telex or facsimile or by recognized overnight delivery service to non-U.S. residents, addressed to each holder of any shares of 4% Convertible Preferred Stock at the address of such holder as shown on the books of the Corporation, (i) at least 10 days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up and (ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 10 days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

          9. Stock to be Reserved. The Corporation, upon the effective date of this Certificate of Determination, has a sufficient number of shares of Common Stock available to reserve for issuance upon the conversion of all outstanding shares of 4% Convertible Preferred Stock. The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of 4% Convertible Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of 4% Convertible Preferred. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued, fully paid and non-assessable. The Corporation will take all such action as may be so taken without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed. The Corporation will not take any action which results in any adjustment of the conversion rights if the total number of shares of Common Stock issued and issuable after such action upon conversion of the 4% Convertible Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Corporation's Articles of Incorporation, as amended.

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          10.  No Reissuance of 4% Convertible Preferred Stock.  Shares of  4%
Convertible Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

          11. Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of 4% Convertible Preferred Stock shall be made without charge to the holder for any United States issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the 4% Convertible Preferred Stock which is being converted.

          12. Closing of Books. The Corporation will at no time close its transfer books against the transfer of any 4% Convertible Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of 4% Convertible Preferred Stock in any manner which interferes with the timely conversion of such 4% Convertible Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

          13. Definition of Common Stock. As used in this Certificate of Determination, the term "Common Stock" shall mean and include the Corporation's authorized Common Stock, no par value, as constituted on the date of filing of these terms of the 4% Convertible Preferred Stock, and shall also include any capital stock of any class of the Corporation thereafter authorized which shall neither be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends nor entitled to a preference in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided that the shares of Common Stock receivable upon conversion of shares of 4% Convertible Preferred Stock shall include only shares designated as Common Stock of the Corporation on the date of filing of this instrument, or in case of any reorganization, reclassification, or stock split of the outstanding shares thereof, the stock, securities or assets provided for in Subparagraph 7(f) and (g).

     FOURTH: That said determination of the designation, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, relating to the 4% Convertible Preferred Stock, was duly made by the Board of Directors pursuant to the provisions of the Corporation s Articles of Incorporation and in accordance with the provisions of Section 401(a) of the California Corporations Code.

     IN WITNESS WHEREOF, each of the undersigned declares under penalty of perjury that the statements contained in the foregoing Certificate are true of their own knowledge. Executed at Denver, Colorado on July 14, 1998.



                                 /s/ Steven H. Davis
                                 Steven H. Davis, President


                                 /s/ Rick C. Townsend
                                 Rick C. Townsend, Secretary

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